Exhibit 10.1

UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF OHIO

EASTERN DIVISION

FEDERAL TRADE COMMISSION,

Plaintiff, Docket No.
v.

SKECHERS U.S.A., INC., d/b/a SKECHERS,	Judge

Defendant.

STIPULATED FINAL JUDGMENT AND ORDER

FOR PERMANENT INJUNCTION AND OTHER EQUITABLE RELIEF

Plaintiff, the Federal Trade Commission (Commission or FTC), filed a Complaint for Permanent Injunction and Other Equitable Relief against Skechers U.S.A., Inc., pursuant to Section 13(b) of the Federal Trade Commission Act (FTC Act), 15 U.S.C. § 53(b), alleging deceptive acts or practices and false advertisements in violation of Sections 5(a) and 12 of the FTC Act, 15 U.S.C. §§ 45(a) and 52.

The Commission and Defendant have stipulated to the entry of this Stipulated Final Judgment and Order for Permanent Injunction and Other Equitable Relief (Order) in settlement of the Commission’s allegations against Defendant. The Court, having been presented with this Order, finds as follows:

FINDINGS

1. This Court has jurisdiction over the subject matter of this case and over all parties. Venue in the United States District Court for the Northern District of Ohio is proper.

2. The Complaint states a claim upon which relief can be granted, and the Commission has the authority to seek the relief it has requested.

3. The activities of the Defendant, for purposes of this Order, are in or affecting “commerce,” as defined in Section 4 of the FTC Act, 15 U.S.C. § 44.

4. This Order is for settlement purposes only, and does not constitute and shall not be interpreted to constitute an admission by Defendant or a finding that the law has been violated as alleged in the Complaint, or that the facts alleged in the Complaint, other than jurisdictional facts, are true.

5. Defendant waives all rights to seek judicial review or otherwise challenge or contest the validity of this Order. Defendant also waives any claim that it may have held under the Equal Access to Justice Act, 28 U.S.C. § 2412, concerning the prosecution of this action to the date of this Order.

6. This action and the relief awarded herein are in addition to, and not in lieu of, other remedies as may be provided by law.

7. This Order reflects the negotiated agreement of the parties.

8. The parties shall jointly be deemed the drafters of this Order; the rule that any ambiguity in a contract shall be construed against the drafter of the contract shall not apply to this Order.

9. Nothing in this Order obviates the obligation of Defendant to comply with Sections 5 and 12 of the FTC Act, 15 U.S.C. §§ 45 and 52.

10. The Commission’s action against Defendant is an exercise of the Commission’s police or regulatory power as a governmental unit.

11. The paragraphs of this Order shall be read as the necessary requirements of compliance and not as alternatives for compliance, and no paragraph serves to modify another paragraph unless expressly so stated.

12. Each party shall bear its own costs and attorneys’ fees.

13. Entry of this Order is in the public interest.

ORDER

DEFINITIONS

Unless otherwise specified,

1. “Defendant” means Skechers U.S.A., Inc., doing business as Skechers, and its successors and assigns.

2. “Skechers Toning Footwear” means, collectively, Shape-ups, Resistance Runner, Shape-ups Toners, and Tone-ups.

3. “Commerce” is as defined in Section 4 of the FTC Act, 15 U.S.C. § 44.

4. “Adequate and well-controlled human clinical study” means a clinical study that is randomized, controlled (including but not limited to controlled for dietary intake if testing for weight loss or a reduction in body fat), blinded to the maximum extent practicable, uses an appropriate measurement tool or tools, and is conducted by persons qualified by training and experience to conduct and measure compliance with such a study.

5. “Covered Product” means Skechers Toning Footwear, and any other footwear that purports to improve or increase muscle tone, muscle strength, muscle activation, overall circulation, or aerobic conditioning, and/or that purports to result in increased calorie burn, weight loss, loss of body fat or improvement or reduction in body composition.

6. “Class Action Notice” means notice to consumers of a class action settlement.

7. “Class Action Settlement Administrator” means a third-party agent or administrator appointed by a court in a class action to implement the claims and settlement process of a class action settlement.

8. “Consumer Claim Form” means a form that consumers who purchased any Covered Product use to seek payment in a class action settlement.

9. “Notice Administrator” means a third-party agent or administrator appointed by a court in a class action to implement the Class Action Notice and related requirements of a class action settlement.

10. “Notice Plan” means the plan for providing Class Action Notice.

11. “Settlement Claim Procedures and Claim Calculation Protocol” means an agreement in a class action settlement, used by a Class Action Settlement Administrator (1) to review, address, implement, and process claims for payment submitted pursuant to a class action settlement, and (2) to otherwise implement the terms of the claims process in a class action settlement.

12. “Endorsement” is as defined in 16 C.F.R. § 255.0(b).

13. The term “including” in this Order means “including without limitation.”

14. The terms “and” and “or” in this Order shall be construed conjunctively or disjunctively as necessary, to make the applicable phrase or sentence inclusive rather than exclusive.

I.

PROHIBITED REPRESENTATIONS:

STRENGTHENING CLAIMS

IT IS ORDERED that Defendant, directly or through any corporation, partnership, subsidiary, division, trade name, or other device, and its officers, agents, servants, representatives, employees, and all persons or entities in active concert or participation with them who receive actual notice of this Order, by personal service or otherwise, in connection with the manufacturing, labeling, advertising, promotion, offering for sale, sale, or distribution of any Covered Product in or affecting commerce, is hereby permanently restrained and enjoined from making, or assisting others in making, directly or by implication, including through the use of a product name, endorsement, depiction, or illustration, any representation that such product is effective in strengthening muscles unless the representation is non-misleading and, at the time of making such representation, Defendant possesses and relies upon competent and reliable scientific evidence that substantiates that the representation is true. For purposes of this Section, competent and reliable scientific evidence shall consist of at least one adequate and well-controlled human clinical study of the Covered Product that conforms to acceptable designs and protocols, is of at least six-weeks duration, and the result of which, when considered in light of the entire body of relevant and reliable scientific evidence, is sufficient to substantiate that the representation is true.

II.

PROHIBITED REPRESENTATIONS: WEIGHT LOSS CLAIMS

IT IS FURTHER ORDERED that Defendant, directly or through any corporation, partnership, subsidiary, division, trade name, or other device, and its officers, agents, servants, representatives, employees, and all persons or entities in active concert or participation with them who receive actual notice of this Order, by personal service or otherwise, in connection with the manufacturing, labeling, advertising, promotion, offering for sale, sale, or distribution of any Covered Product, in or affecting commerce, is hereby permanently restrained and enjoined from making, or assisting others in making, directly or by implication, including through the use of a product name, endorsement, depiction, or illustration, any representation that such product causes weight loss unless the representation is non-misleading and, at the time of making such representation, Defendant possesses and relies upon competent and reliable scientific evidence that substantiates that the representation is true. For purposes of this Section, competent and reliable scientific evidence shall consist of at least two adequate and well-controlled human clinical studies of the Covered Product, conducted by different researchers, independently of each other, that conform to acceptable designs and protocols and whose results, when considered in light of the entire body of relevant and reliable scientific evidence, are sufficient to substantiate that the representation is true.

III.

PROHIBITED REPRESENTATIONS:

OTHER HEALTH OR FITNESS-RELATED CLAIMS

IT IS FURTHER ORDERED that Defendant, directly or through any corporation, partnership, subsidiary, division, trade name, or other device, and its officers, agents, servants, representatives, employees, and all persons or entities in active concert or participation with them who receive actual notice of this Order, by personal service or otherwise, in connection with the manufacturing, labeling, advertising, promotion, offering for sale, sale, or distribution of any Covered Product in or affecting commerce, is hereby permanently restrained and enjoined from making, or assisting others in making, directly or by implication, including through the use of a product name, endorsement, depiction, or illustration, any representation, other than representations covered under Section I and/or Section II of this Order, about the health or fitness benefits of any Covered Product, including but not limited to, representations regarding caloric expenditure, calorie burn, blood circulation, aerobic conditioning, muscle tone, and muscle activation, unless the representation is non-misleading and, at the time of making such representation, Defendant possesses and relies upon competent and reliable scientific evidence that is sufficient in quality and quantity based on standards generally accepted in the relevant scientific fields, when considered in light of the entire body of relevant and reliable scientific evidence, to substantiate that the representation is true. For purposes of this Section, competent and reliable scientific evidence means tests, analyses, research, or studies that have been conducted and evaluated in an objective manner by qualified persons and are generally accepted in the profession to yield accurate and reliable results.

IV.

PROHIBITED REPRESENTATIONS

REGARDING TESTS OR STUDIES

IT IS FURTHER ORDERED that Defendant, directly or through any corporation, partnership, subsidiary, division, trade name, or other device, and its officers, agents, servants, representatives, employees, and all persons or entities in active concert or participation with them who receive actual notice of this Order, by personal service or otherwise, in connection with the manufacturing, labeling, advertising, promotion, offering for sale, sale, or distribution of any Covered Product in or affecting commerce, is hereby permanently restrained and enjoined from misrepresenting, or assisting others in misrepresenting, in any manner, directly or by implication, including through the use of any product name, endorsement, depiction, or illustration, the existence, contents, validity, results, conclusions, or interpretations of any test, study, or research, including but not limited to misrepresenting that wearing any Covered Product will result in a quantified percentage or an amount of muscle activation, toning, or strengthening.

V.

MONETARY JUDGMENT AND CONSUMER REDRESS

IT IS FURTHER ORDERED that:

A.	Judgment is hereby entered in favor of the Commission and against Defendant in the amount of Forty Million Dollars ($40,000,000).

B.

Defendant is ordered to pay this judgment by depositing Forty Million Dollars ($40,000,000) into an interest-bearing escrow account (“Escrow Account”) no later than fifteen (15) days after entry of this Order. A representative of the Commission and Defendant shall execute an Escrow Agreement no later than seven (7) days after entry of the Order, which shall provide instructions to the Escrow Agent consistent with the terms of this Order. The money deposited into the Escrow Account and all interest thereon (collectively, “Escrow Funds”) shall be administered by BMC Group (“Escrow Agent”) in accordance with the terms of this Order and the Escrow Agreement.

1.	The Escrow Agent’s acceptance of the deposited judgment amount into the Escrow Account shall constitute the Escrow Agent’s agreement to comply with the terms of this Order and consent to the jurisdiction of this Court.

2.	All reasonable expenses incurred by the Escrow Agent to administer the Escrow Account and disburse Escrow Funds shall be paid from the Escrow Funds upon approval of a representative of the Commission, and such approval shall not be unreasonably withheld. Such payments shall be based on invoices, and shall be paid timely and on a rolling basis as they become due.

C.	Defendant relinquishes all dominion, control, and title to the Escrow Funds to the fullest extent permitted by law. Defendant shall make no claim to or demand for return of the Escrow Funds, directly or indirectly, through counsel or otherwise.

D.

All Escrow Funds shall be used for equitable relief including, but not limited to, consumer redress and attendant expenses for administration of the Escrow Account, and for administration of consumer redress, as set forth herein, including in Subparagraphs E and F below. If direct redress to consumers is wholly or partially impracticable or if Escrow Funds remain after redress is completed, the

Commission may apply all remaining Escrow Funds for such other equitable relief (including consumer information remedies) as it determines to be reasonably related to Defendant’s practices alleged in the Complaint. Any Escrow Funds not used for such equitable relief, as set forth herein, including in Subparagraphs E and F below, shall be deposited to the U.S. Treasury as disgorgement. No portion of any payment under the judgment herein shall be deemed a payment of any fine, penalty, or punitive assessment.

E.	Consumer redress that would otherwise be conducted by the Commission using the Escrow Funds pursuant to Subparagraph D may be instead conducted through prompt, court-approved resolution of one or more private class action lawsuits against the Defendant, provided however, that a representative of the Commission must approve of each of the following components of any such class action resolution:

1.	the Class Action Settlement Administrator submitted for court approval in the class action(s), with the Class Action Settlement Administrator being required to handle consumer information in a manner that is consistent with the Commission’s privacy and data security policies and practices;

2.	the Notice Administrator submitted for court approval in the class action(s);

3.	The Class Action Notice and the Notice Plan submitted for court approval in the class action(s);

4.	The Consumer Claim Form submitted for court approval in the class action(s); and

5.	The Settlement Claim Procedures and Claim Calculation Protocol initially submitted and any changes subsequently submitted for court approval in the class action(s).

Where approval is required by a representative of the Commission, such approval shall not be unreasonably withheld and shall be timely provided.

F.	If the conditions in Subparagraph E are met and no Termination Events occur, as defined in Subparagraph G, and pursuant to the instructions of the Escrow Agreement, the Escrow Agent shall release Escrow Funds in accordance with the Settlement Claim Procedures and Claim Calculation Protocol to pay the reasonable expenses necessary to provide notice to potential claimants in the class action(s); reasonable administrative expenses, including the costs of and expenses incurred by the Class Action Settlement Administrator and Notice Administrator; and disbursements to valid claimants. Such payments shall be based on invoices and shall be paid timely and on a rolling basis as they become due. Escrow Funds shall not be used to pay any other fees, costs, or expenses associated with resolution of the class action(s), including but not limited to attorneys’ fees, litigation expenses, or incentive payments to the class representatives.

G.	The Commission may, at its sole discretion, terminate the obligations under Subparagraphs E and F, if:

1.	A settlement agreement and preliminary approval order containing the terms outlined in Subparagraph E is not submitted to the court within thirty (30) days after entry of this Order; or

2.	The Notice Administrator has not completed publication notice pursuant to the Notice Plan within eight (8) months after entry of this Order; or

3.	The Class Action Settlement Administrator has not begun accepting claims from eligible claimants within eight (8) months after entry of this Order; or

4.	The disbursement of Escrow Funds to eligible claimants has not begun within one (1) year after entry of this Order; or

5.	The court fails to approve or approves something that is materially different in Subparagraphs E.1-5 than what is approved by a representative of the Commission; or

6.	The Class Action Settlement Administrator is, for any reason, replaced, and a representative of the Commission does not approve the next Class Action Settlement Administrator agreed to by the Parties to the class action(s) and recommended for approval to the court in the class action(s), with such approval by a representative of the Commission to be timely provided and not to be unreasonably withheld; or

7.

The Notice Administrator is, for any reason, replaced, and a representative of the Commission does not approve the next Notice Administrator agreed to by the Parties to the class action(s) and recommended for approval to the court in the class action(s), with such approval by a representative of the Commission to be timely provided and not to be unreasonably withheld (collectively, “Termination Events”). A representative of the Commission shall, consistent with Subparagraph F, authorize the Escrow Agent to use Escrow Funds to pay all valid costs and expenses incurred up to the date of the Termination Event.

H.	If a Termination Event occurs and the Commission elects, at its sole discretion, to terminate the obligations under Subparagraphs E and F, then:

1.	The Commission shall have sole discretion regarding the use of the remaining Escrow Funds in accordance with Subparagraph D, and the Escrow Agent shall only release Escrow Funds in accordance with instructions from a representative of the Commission;

2.	The Commission may, at its sole discretion, continue to work with the Class Action Settlement Administrator and Notice Administrator; and

3.	Within fourteen (14) days of receipt of a written request from a representative of the Commission, Defendant shall provide the following information in accordance with instructions provided by a representative of the Commission:

a)	A list of all consumers who purchased any Covered Product directly from Defendant during the relevant time period, provided such information is kept in the regular course of business; and

b)	Subject to court approval in the class action(s), any information that Defendant, its agents, or the Class Action Settlement Administrator have regarding the class action claims.

c)	Defendant, its agents, or the Class Action Settlement Administrator shall confer with a representative of the Commission concerning the manner, format, and production of the list and information transmitted.

I.	If Escrow Funds remain after payment of all claims and expenses as part of redress conducted in accordance with resolution of the class action(s) as provided in Subparagraphs E and F, then the Commission shall have sole discretion regarding the use of the remaining Escrow Funds in accordance with Subparagraph D, and the Escrow Agent shall only release Escrow Funds in accordance with instructions from a representative of the Commission.

J.	The total amount of all payment obligations incurred herein shall not exceed the total amount of Escrow Funds.

K.	Defendant shall have no right to challenge any actions the Commission or its representatives may take pursuant to Subparagraphs D, G, H, and I.

L.

Defendant agrees that the facts as alleged in the Complaint filed in this action, and only for purposes of this Order, shall be taken as true without further proof in any bankruptcy case or subsequent civil litigation pursued by the Commission to enforce its rights to any payment or money judgment pursuant to this Order, including, but not limited to, a nondischargeability complaint in any bankruptcy case. Defendant further stipulates and agrees, for purposes of this Order, that the facts alleged in the Complaint establish all elements necessary to sustain an action pursuant to Section 523(a)(2)(A) of the Bankruptcy Code, 11 U.S.C. § 523(a)(2)(A), and that this Order shall have collateral estoppel effect for such purposes.

M.	In accordance with 31 U.S.C. § 7701, Defendant is hereby required, unless it has done so already, to furnish to the Commission its taxpayer identifying number, which shall be used for the purposes of collecting and reporting on any delinquent amount arising out of Defendant’s relationship with the government.

N.	In the event of default on Defendant’s obligation to make payment under this Order, interest, computed pursuant to 28 U.S.C. § 1961(a), shall accrue from the date of default to the date of payment.

VI.

COMPLIANCE MONITORING

IT IS FURTHER ORDERED that, for the purpose of monitoring and investigating compliance with any provision of this Order:

A.	Within fourteen (14) days of receipt of written notice from a representative of the Commission, Defendant shall submit additional written reports, which are true and accurate and sworn to under penalty of perjury; produce documents for inspection and copying; appear for deposition; and provide entry during normal business hours to any business location in Defendant’s possession or direct or indirect control to inspect the business operation.

B.	In addition, the Commission is authorized to use all other lawful means, including, but not limited to:

1.	Obtaining discovery from any person, without further leave of the court, using the procedures prescribed by Fed. R. Civ. P. 30, 31, 33, 34, 36, 45 and 69; and

2.	Having its representatives pose as consumers and suppliers to Defendant, its employees, or any other entity managed or controlled in whole or in part by Defendant, without the necessity of identification or prior notice.

C.	Defendant shall permit representatives of the Commission to interview any employer, consultant, independent contractor, representative, agent, or employee who has agreed to such an interview, relating in any way to any conduct subject to this Order. The person interviewed may have counsel present.

Provided however, that nothing in this Order shall limit the Commission’s lawful use of compulsory process, pursuant to Sections 9 and 20 of the FTC Act, 15 U.S.C. §§ 49, 57b-l, to obtain any documentary material, tangible things, testimony, or information relevant to unfair or deceptive acts or practices in or affecting commerce (within the meaning of 15 U.S.C. § 45(a)(1)).

VII.

COMPLIANCE REPORTING

IT IS FURTHER ORDERED that, in order that compliance with the provisions of this

Order may be monitored:

A.	For a period of three (3) years from the date of entry of this Order, Defendant shall notify the Commission of any changes in the corporate structure of Defendant or any business entity that Defendant directly or indirectly controls, or has an ownership interest in, that may affect compliance obligations arising under this Order, including but not limited to: incorporation or other organization; a dissolution, assignment, sale, merger, or other action that would result in the emergence of a successor corporation; the creation or dissolution of a subsidiary, parent, or affiliate that engages in any acts or practices subject to this Order; or a change in the business name or address, at least thirty (30) days prior to such change, provided that, with respect to any such change in the business entity about which Defendant learns less than thirty (30) days prior to the date such action is to take place, Defendant shall notify the Commission as soon as is practicable after obtaining such knowledge.

B.	One hundred eighty (180) days after the date of entry of this Order, Defendant shall provide a written report to the FTC, which is true and accurate and sworn to under penalty of perjury, setting forth in detail the manner and form in which it has complied and is complying with this Order. This report shall include, but not be limited to:

1.	A copy of each acknowledgment of receipt of this Order, obtained pursuant to the Section titled “Distribution of Order”; and

2.	Any other changes required to be reported under Subsection A of this Section.

C.	Defendant shall notify the Commission of the filing of a bankruptcy petition by Defendant within fifteen (15) days of filing.

D.	For the purposes of this Order, Defendant shall, unless otherwise directed by the Commission’s authorized representatives, send by overnight courier (not the U.S. Postal Service) all reports and notifications required by this Order to the Commission, to the following address:

Associate Director for Enforcement

Federal Trade Commission

600 Pennsylvania Avenue, N.W.

Washington, D.C. 20580

Re: FTC v. Skechers, Matter No.

Provided that, in lieu of overnight courier, Defendant may send such reports or notifications by first-class mail, but only if Defendant contemporaneously sends an electronic version of such report or notification to the Commission at: DEBrief@ftc.gov.

E.	For purposes of the compliance reporting and monitoring required by this Order, the Commission is authorized to communicate directly with Defendant unless or until Defendant directs the Commission to communicate with it through its outside legal counsel and identifies the name and contact information for said counsel. All communications to Defendant related to this Order should go to the General Counsel of Skechers at Defendant’s corporate headquarters, with a copy to Daniel Petrocelli, O’Melveny & Myers LLP, 1999 Avenue of the Stars, 7th Floor, Los Angeles, CA 90067.

VIII.

RECORDKEEPING

IT IS FURTHER ORDERED that, for a period of five (5) years from the date of entry of this Order, Defendant is hereby restrained and enjoined from failing to create and retain the following records:

A.	Accounting records that reflect the cost of the Covered Product, revenues generated for the Covered Product, and, to the extent such records are created and maintained in the ordinary course of business, the disbursement of such revenues;

B.	Personnel records accurately reflecting: the name, address, and telephone number of each person employed in any capacity by such business, including as an independent contractor; that person’s job title or position; the date upon which the person commenced work; and the date and reason for the person’s termination, if applicable; provided however, that with respect to those persons covered by this Subsection whose employment has terminated, personnel records need only be retained for three (3) years from the date of termination;

C.	Records accurately reflecting: the name, address, and telephone number of each reseller or retailer of the Covered Product; the dollar amounts paid; and the identification and quantity of items purchased;

D.	Customer files containing the names, addresses, telephone numbers, dollar amounts paid, quantity of Covered Product purchased, and description of items or services purchased, to the extent such information is obtained in the ordinary course of business;

E.	Complaints and refund requests relating to any Covered Product (whether received directly or indirectly, such as through a third-party) and any responses to those complaints or requests;

F.	Copies of all advertisements, promotional materials, sales scripts, training materials, Web sites, or other marketing materials utilized in the advertising, marketing, promotion, offering for sale, sale, or distribution of any Covered Product. For purposes of this provision, keeping one representative copy of all non-identical materials referenced in this provision is sufficient for compliance;

G.	All materials that were relied upon in making any representations contained in the materials identified in Subsection F above, including all documents evidencing or referring to the accuracy of any claim therein or to the benefits, performance, or efficacy of any Covered Product, including, but not limited to, all tests, reports, studies, demonstrations, or other evidence that confirms, contradicts, qualifies, or calls into question the accuracy of any claim regarding the benefits, performance, or efficacy of any products covered by this Order, including complaints and other communications with consumers or with governmental or consumer protection agencies;

H.	Records accurately reflecting the name, address, and telephone number of each laboratory engaged in the development or creation of any testing obtained for the purpose of advertising, marketing, promoting, offering for sale, selling, or distributing any Covered Product; and

I.	All records and documents necessary to demonstrate full compliance with each provision of this Order, including, but not limited to, copies of acknowledgments of receipt of this Order required by the Sections titled “Distribution of Order” and “Acknowledgment of Receipt of Order” and all reports submitted to the FTC pursuant to the Section titled “Compliance Reporting.”

IX.

DISTRIBUTION OF ORDER

IT IS FURTHER ORDERED that, for a period of three (3) years from the date of entry of this Order, Defendant shall deliver copies of the Order as directed below:

A.	Defendant shall deliver a copy of this Order to: (1) each of its principals, officers, and directors having decision-making authority with respect to the subject matter of the Order; (2) all of its employees, agents, and representatives having primary responsibilities with respect to the subject matter of the Order; and (3) any business entity resulting from any change in structure set forth in Subsection A of the Section titled “Compliance Reporting.” For current personnel, delivery shall be within seven (7) days of entry of this Order. For new personnel, delivery shall occur prior to their assuming their responsibilities. For any business entity resulting from any change in structure set forth in Subsection A of the Section titled “Compliance Reporting,” delivery shall be at least fourteen (14) days prior to the change in structure.

B.	Defendant must secure a signed and dated statement acknowledging receipt of the Order, within thirty (30) days of delivery, from all persons receiving a copy of the Order pursuant to this Section.

X.

NOTIFICATION OF ORDER

IT IS FURTHER ORDERED that Defendant shall send no later than fifteen (15) days after entry of this Order, by first-class mail, postage paid and return receipt requested, or by courier service such as FedEx with signature proof of delivery, an exact copy of the notice attached hereto as Attachment A, showing the date of mailing, to each reseller and retailer who purchased or otherwise received any Covered Product directly from Defendant and who continues to market any Covered Product. The notice required by this Section shall not include any other document or enclosures and may be sent to the principal place of business of each such reseller or retailer.

XI.

ACKNOWLEDGMENT OF RECEIPT OF ORDER

IT IS FURTHER ORDERED that Defendant, within seven (7) business days of receipt of this Order as entered by the Court, shall submit to the Commission a truthful sworn statement acknowledging receipt of this Order.

XII.

RETENTION OF JURISDICTION

IT IS FURTHER ORDERED that this Court shall retain jurisdiction of this matter for purposes of construction, modification, and enforcement of this Order.

SO ORDERED:

Dated:	July 12, 2012	/s/ James S. Gwin
United States District Judge

SO STIPULATED AND AGREED:

ATTORNEYS FOR PLAINTIFF

FEDERAL TRADE COMMISSION:

/s/ Larissa L. Bungo

LARISSA L. BUNGO

      (Ohio Bar 0066148)

DANA C. BARRAGATE

      (Ohio Bar 0065748)

MICHAEL MILGROM

      (Ohio Bar 0012959)

CHRISTOPHER D. PANEK

      (Ohio Bar 0080016)

Federal Trade Commission

East Central Region

1111 Superior Avenue, Suite 200

Cleveland, Ohio 44114

Phone (216) 263-3403 (Bungo)

Fax: (216) 263-3426

lbungo@ftc.gov

dbarragate@ftc.gov

mmilgrom@ftc.gov

cpanek@ftc.gov

SO STIPULATED AND AGREED:

FOR DEFENDANT:

SKECHERS U.S.A., INC., d/b/a Skechers

/s/ David Weinberg

DAVID WEINBERG

Executive Vice President

SKECHERS U.S.A., INC., d/b/a Skechers

228 Manhattan Beach Boulevard

Manhattan Beach, CA 90266

SO STIPULATED AND AGREED:

DEFENDANT’S OUTSIDE COUNSEL:

/s/ Jeffrey A. Barker

DANIEL M. PETROCELLI

JEFFREY A. BARKER

MARYANNE S. KANE

O’Melveny & Myers LLP

1999 Avenue of the Stars, 7th Floor

Los Angeles, CA 90067

Phone: (310) 553-6700

Fax: (310) 246-6779

dpetrocelli@omm.com

jbarker@omm.com

makane@omm.com

SO STIPULATED AND AGREED:

DEFENDANT’S OUTSIDE COUNSEL:

/s/ Timothy J. Muris

TIMOTHY J. MURIS

Kirkland & Ellis LLP

655 Fifteenth Street, N.W.

Washington, D.C. 20005-5793

Phone: (202) 879-5000

Fax: (202) 879-5200

tim.muris@kirkland.com

ATTACHMENT A

[On Skechers U.S.A., Inc., Letterhead]

[Insert Date]

[Addressee]

Dear Skechers U.S.A., Inc., Retail Business Partner:

In response to a lawsuit by the Federal Trade Commission (FTC) and separate lawsuits brought by a group of state attorneys general, Skechers has agreed to stop making certain claims for the following footwear products: Shape-ups, the Resistance Runner, Toners, and Tone-ups.

Although we dispute the charges, to settle the FTC’s and the states’ cases against us, Skechers has agreed to stop using advertising or promotional materials claiming that any of our footwear products can:

•	Improve or increase muscle tone and muscle strength;

•	Improve or increase overall circulation or aerobic conditioning;

•	Result in increased weight loss or loss of body fat; and/or;

•	Result in improvement or reduction in body composition.

In addition to the above, Skechers has agreed to stop using advertising or promotional materials claiming that the Resistance Runner improves or increases muscle activation.

Please take these three steps immediately:

(1)	If you have materials on display (POS, posters, etc.) that include any of these claims, please remove them.

(2)	Where these claims appear on boxes, please cover them with stickers that Skechers will provide.

(3)	If inserts in boxes or footwear hangtags include any of these claims, please remove them.

We are actively pursuing additional studies in the marketplace. We look forward to sharing these details with you as they become available.

You can find out more about the settlement at www.ftc.gov. Please call [Insert name and telephone numbers of the responsible Skechers U.S.A., Inc., Attorney or Officer.] if you have any questions.

Skechers thanks you for your business and greatly appreciates your cooperation in this matter.

Sincerely,

Skechers U.S.A., Inc.